UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 2, 2010

PETROHAWK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33334	86-0876964
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana, Suite 5600 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (832) 204-2700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement.

Amendment to Senior Credit Agreement

See “Item 2.03—Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” for a description of the Fifth Amended and Restated Senior Revolving Credit Agreement, dated as of August 2, 2010 (the “Senior Credit Agreement”), between Petrohawk Energy Corporation (the “Company”), each of the lenders from time to time party thereto (the “Lenders”), BNP Paribas, as administrative agent for the Lenders, Bank of America, N.A. and Bank of Montreal as co-syndication agents for the Lenders, and JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Royal Bank of Canada and Barclays Bank PLC, as co-documentation agents for the Lenders.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Amendment to Senior Credit Agreement

On August 2, 2010, the Company entered into the Senior Credit Agreement, which amends and restates its Fourth Amended and Restated Senior Revolving Credit Agreement dated October 14, 2009. The Senior Credit Agreement is a $2.0 billion facility with a borrowing base of approximately $1.1 billion, roughly $1.0 billion of which relates to the Company’s oil and gas properties and up to $100 million (currently limited as described below) of which relates to the Company’s midstream business. The portion of the borrowing base which relates to the Company’s oil and gas properties will be redetermined on a semi-annual basis (with the Company and the Lenders each having the right to one annual interim unscheduled redetermination) and adjusted based on the Company’s oil and gas properties, reserves, other indebtedness and other relevant factors. The component of the borrowing base related to the Company’s midstream business is limited to the lesser of $100 million or 3.5 times midstream EBITDA, and is automatically determined quarterly. The initial available borrowing base aggregates approximately $1.05 billion. Amounts outstanding under the Senior Credit Agreement will bear interest at specified margins over the London Interbank Offered Rate of 2.00% to 3.00% for Eurodollar loans or at specified margins over the Alternate Base Rate (ABR) of 1.00% to 2.00% for ABR loans. These margins will fluctuate based on the utilization of the facility. Borrowings under the Senior Credit Agreement will be secured by first priority liens on substantially all of the Company’s assets, including pursuant to the terms of the Fifth Amended and Restated Guarantee and Collateral Agreement, all of the assets of, and equity interests in, the Company’s subsidiaries. Amounts drawn down on the facility will mature on July 1, 2014.

The Senior Credit Agreement contains customary financial and other covenants, including maintenance of a ratio of consolidated earnings before interest, income taxes, depreciation, depletion, amortization and other non-cash charges to consolidated interest expense for the trailing four fiscal quarters to be not less than 2.5 to 1.0, and maintenance of the ratio of consolidated current assets to consolidated current liabilities to be not less than 1.0 to 1.0. In addition, the Company is subject to covenants limiting dividends and other restricted payments, transactions with affiliates, incurrence of debt, changes of control, asset sales, and liens on properties.

The foregoing summary of the terms of the Senior Credit Agreement and the security interests and liens granted in connection therewith is qualified in its entirety by reference to the Senior Credit Agreement and the Fifth Amended and Restated Guarantee and Collateral Agreement, attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Fifth Amended and Restated Senior Revolving Credit Agreement dated August 2, 2010, among Petrohawk Energy Corporation, each of the Lenders from time to time party thereto, BNP Paribas, as administrative agent for the Lenders, Bank of America, N.A. and Bank of Montreal, as co-syndication agents for the Lenders, and JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Royal Bank of Canada and Barclays Bank PLC, as co-documentation agents for the Lenders.

10.2	Fifth Amended and Restated Guarantee and Collateral Agreement dated August 2, 2010, made by Petrohawk Energy Corporation and each of its wholly-owned subsidiaries, as Grantors, in favor of BNP Paribas, as Administrative Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROHAWK ENERGY CORPORATION

Date: August 3, 2010	By:	/S/ C. BYRON CHARBONEAU
C. Byron Charboneau
Vice President, Chief Accounting Officer and Controller

INDEX TO EXHIBITS

10.1	Fifth Amended and Restated Senior Revolving Credit Agreement dated August 2, 2010, among Petrohawk Energy Corporation, each of the Lenders from time to time party thereto, BNP Paribas, as administrative agent for the Lenders, Bank of America, N.A. and Bank of Montreal, as co-syndication agents for the Lenders, and JPMorgan Chase Bank, N.A., Wells Fargo Bank, N.A., Royal Bank of Canada and Barclays Bank PLC, as co-documentation agents for the Lenders.

10.2	Fifth Amended and Restated Guarantee and Collateral Agreement dated August 2, 2010, made by Petrohawk Energy Corporation and each of its wholly-owned subsidiaries, as Grantors, in favor of BNP Paribas, as Administrative Agent.